Exhibit 99.1

FOR IMMEDIATE RELEASE

INTRICON ACQUIRES PC WERTH LTD
Company Gains Direct Access to U.K.’s National Health Service, Greater Control Over Sales
and Marketing Initiatives

ARDEN HILLS, Minn. — November 3, 2015 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced that it has acquired, effective today, assets of PC Werth Ltd, a leading supplier of hearing healthcare products and equipment to the United Kingdom’s National Health Service (NHS).

In December 2014, IntriCon entered into an exclusive agreement with PC Werth Ltd, to distribute its high-quality hearing aid products in the United Kingdom. By acquiring PC Werth, IntriCon gains direct access to the NHS and greater control over its efforts to accelerate new market penetration in the United Kingdom.

As previously noted, the NHS is the largest purchaser of hearing aids in the world, supplying an estimated 1.4 million hearing aids annually. Post integration, IntriCon expects the acquisition will generate $4.5 million to $5.5 million in revenue on an annualized basis, and be accretive to earnings per share.

The transaction will require various NHS contracts to be novated, which the company anticipates completing in 2015. Going forward, IntriCon will continue to use the PC Werth tradename and Kamplex brand. Key management of PC Werth will be retained as part of the transaction.

Said Mark Gorder, president and chief executive officer of IntriCon, “Our acquisition of PC Werth provides IntriCon a solid foundation to expand our presence in the U.K. and establishes a direct link to the NHS. An immediate initiative will be to increase our sales and market efforts to drive NHS market share. The NHS is widely recognized as the most efficient hearing aid delivery system in the world, and we believe we are well-positioned to serve their needs.”

(more)

IntriCon Corporation

Nov. 3, 2015

About PC Werth Ltd

Established in 1947 by Peter Werth, PC Werth played an instrumental role establishing the U.K.’s independent hearing healthcare sector and was instrumental in developing the U.K. business for three of the world’s six largest hearing aid manufacturers. Now a leading supplier of hearing healthcare products and equipment to the NHS and all hearing healthcare practitioners, PC Werth also supplies communication products and associated services to schools and learning establishments. For more information about PC Werth, visit http://www.pcwerth.co.uk.

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops, manufactures and distributes miniature and micro-miniature body-worn devices. The company is focused on three key markets: medical, hearing health, and professional audio communications. IntriCon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2014. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon: Scott Longval, CFO 651-604-9526 slongval@intricon.com	At PadillaCRT: Matt Sullivan 612-455-1700 matt.sullivan@padillacrt.com

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